Exhibit 10.8

LSF6 MID-SERVICER HOLDINGS, LLC

PRIVATE & CONFIDENTIAL

February 8, 2016

Sanjiv Das

Dear Sanjiv:

LSF6 Mid-Servicer Holdings, LLC, a Delaware limited liability company (the “Company”), has approved the grant to you of a long term cash incentive award opportunity (the “Award”), which may be earned and become payable as more fully described in this letter agreement (the “Agreement”).

Defined Terms. For purposes of this Award, the following terms shall have the following meanings:

•

“Employment Agreement” means that certain Employment Agreement entered into as of the 8th day of February, 2016 by and between you and Caliber Home Loans, Inc. (“Caliber”). The Terms “Effective Date”, “Good Reason”, and “Cause” shall have the meanings ascribed to them in the Employment Agreement.

•

A “Fully Vesting Monetization Event” occurs on the date that Lone Star Funds (defined below) has received at least $650,000,000 of aggregate cash proceeds as a result of one or more Monetization Events (defined below).

•	“Lone Star Funds” means Lone Star Fund V (U.S.), L.P. and Lone Star Fund VI (U.S.), L.P. and their respective affiliates.

•

A “Monetization Event” occurs if (i) the Company or Caliber is converted, merged, consolidated or reorganized into or with another unrelated corporation or other legal person and, immediately after such transaction less than a majority of the combined voting power of the then-outstanding equity securities of such corporation or other legal person are held in the aggregate by the holders of voting equity securities of the Company or Caliber (or an affiliate thereof) immediately prior to such transaction; (ii) (A) the members of the Company or the stockholders of Caliber sell, transfer or exchange more than 50% of the combined voting power of the then-outstanding equity securities of the Company or Caliber, or their respective subsidiaries to an unrelated third party, or (B) the Company or Caliber, or their respective subsidiaries sell, transfer or exchange more than 50% in value of their aggregate assets to any other unrelated entity or other legal person, and less than a majority of the combined voting power of the then-outstanding equity securities of such entity or person immediately after such sale are held in the aggregate by the holders of voting securities of the Company or Caliber (or an affiliate) immediately prior to such sale; (iii) a firm commitment underwritten public offering that is registered under the Securities Act of 1933, as amended, of the equity interests of the Company, Caliber, a subsidiary thereof or a respective successor entity (and, in every case, including any follow-on offerings or block trades of primary or secondary shares); or (iv) the payment by the Company of any dividends or distributions to the holders of its membership interests (whether pursuant to a regular dividend, extraordinary dividend, non-dividend distribution, redemption, recapitalization, or otherwise).

Incentive Bonus Opportunity. Within sixty (60) days following the closing of each Monetization Event occurring after the date hereof, the Company shall pay you, in a cash lump sum, an amount equal to (i) two percent (2%) of the aggregate cash proceeds from all Monetization Events that have occurred after the date hereof through and including such date that are received by Lone Star Funds in excess of $650,000,000 and less than or equal to $1,000,000,000, and (ii) four percent (4%) of any such cash proceeds received by Lone Star Funds in excess of $1,000,000,000, less (iii) any prior payments you have received under this Agreement (such payment, an “Incentive Bonus”). If any such Monetization Event occurs following your termination of employment, the amount of any Incentive Bonus shall be appropriately reduced to reflect the portion of the Award that was vested at the time of termination of employment.

Vesting. Subject, in each case, to your continued employment with Caliber through the relevant vesting date and the sunset provision described below, you will vest in this Award as follows:

•	Your right to 25% of the value of any Incentive Bonuses earned hereunder shall vest on the first anniversary of the Effective Date;

•	Your right to an additional 25% of the value of any Incentive Bonuses earned hereunder shall vest on the second anniversary of the Effective Date; and

•	Your right to 100% of the value of any Incentive Bonuses earned hereunder shall immediately vest on the occurrence of a Fully Vesting Monetization Event.

Notwithstanding the foregoing, you shall forfeit all rights to payment hereunder immediately upon your termination of employment by Caliber for Cause or by your resignation from Caliber without Good Reason.

Interim Payment. In the event that no Fully Vesting Monetization Event has occurred by the third anniversary of the Effective Date, and subject to your continued employment with Caliber through such date, you shall receive a lump-sum cash payment hereunder equal to the lesser of (i) $13,000,000, or (ii) 50% of the value of the then vested portion of your Award granted hereunder, determined as of such date pursuant to a valuation methodology mutually agreed to between you and the Company. Any such payment shall be made within sixty (60) days following the third anniversary of the Effective Date, shall be offset by any amounts previously paid hereunder and shall offset any future payments owed to you hereunder.

Sunset. Notwithstanding the vested status of any portion of this Award, you shall immediately forfeit all rights to payment hereunder, other than with respect to payments described in the foregoing paragraph, on the later of: (i) the sixth (6th) anniversary of the date hereof, or (ii) the date of your termination of employment with Caliber for any reason.

No Guarantee of Employment. Nothing in this Agreement shall confer upon you any right to continue in the employ of Caliber or interfere in any way with the right of Caliber to terminate your employment at any time and for any reason.

No Joint Venture. This Agreement shall not be considered to create a joint venture between you and the Company or you and Caliber or to provide you with any ownership interest in the Company or Caliber or any right or interest with respect to the earnings and profits or assets of the Company or Caliber.

Award Not Salary. No payment made hereunder shall be deemed salary or other compensation for the purpose of computing benefits to which you may be entitled under any severance arrangement, retirement plan, employment agreement or other similar arrangement that the Company, Caliber, or any of their respective affiliates may now or hereafter have or adopt.

Withholding Taxes. All payments hereunder shall be subject to applicable tax withholdings. The Company, Caliber, or an affiliate thereof shall have the right to require you to remit to the Company, Caliber, or such affiliate, or to withhold from other amounts payable to you, as compensation or otherwise, any amount required to satisfy all federal, state and local tax withholding requirements.

Amendment. This Agreement may only be amended in a writing signed by you and the Company which expressly references this Agreement.

Entire Agreement. This Agreement supersedes any and all other agreements either oral or written, between you and the Company with respect to the subject matter hereof (other than the Employment Agreement).

No Guarantee of Tax Consequences. No person connected with this Agreement or the Employment Agreement in any capacity, including, but not limited to, the Company, Caliber, or any affiliate and their respective members, partners, directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the Award or that such tax treatment will apply to or be available to you. You should consult with your own tax advisor to determine the tax consequences to you that are associated with participating in this Agreement and the Employment Agreement.

Compliance With Code Section 409A. The compensation payable pursuant to this Agreement is intended to be compensation that is not subject to the tax imposed by Internal Revenue Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent. In no event whatsoever shall the Company, Caliber, or any affiliate be liable for any tax, interest or penalties that may be imposed on you under Section 409A. No particular tax result for you with respect to any income recognized by you in connection with this Agreement is guaranteed. Neither the Company, Caliber, nor any of their respective affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto.

Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Texas.

Binding Effect; Assignment. None of your rights or interests under this Agreement may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except by testamentary disposition or intestate succession), and no such right or interest shall be liable for or subject to any debt, obligation or liability. This Agreement shall be binding upon and inure to the benefit of (i) you and your executors, administrators, personal representatives and heirs, and (ii) the Company, its successors and assigns.

Controversies. You and the Company agree that any controversy or claim arising out of this Agreement shall be settled by binding arbitration in accordance with the procedures set forth in Section II of the Employment Agreement.

Interpretation. The members of the Company shall have total and exclusive responsibility to control, operate, manage and administer this Agreement in accordance with its terms. The members of the Company shall have all the authority and discretion that may be necessary or helpful to enable them to discharge their responsibilities with respect to this Agreement. Without limiting the generality of the preceding sentence, the members of the Company shall have the exclusive right to: (i) interpret this Agreement; (ii) decide all questions concerning eligibility for, and the amount of, amounts payable under this Agreement; (iii) construe any ambiguous provision of this Agreement; and (iv) correct any defect, supply any omission or reconcile any inconsistency in this Agreement. The decisions of the members of the Company and their actions with respect to this Agreement shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under this Agreement, including you and your estate, beneficiaries and legal representative.

Acknowledgement. You acknowledge that before signing this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and that this provision constitutes advice from the Company to do so if you choose. You further acknowledge that you have agreed to participate in this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to participate in this Agreement other than the express terms set forth herein. You further acknowledge that you have read this Agreement and the Employment Agreement and understand all of their terms, including any waiver of rights set forth herein or therein.

[Signature Page follows.]

Yours Sincerely,

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

AGREED AND ACCEPTED:

/s/ Sanjiv Das	February 8th, 2016
Sanjiv Das	Date